UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): December 17, 2015

OWC PHARMACEUTICAL RESEARCH CORP.
(Exact Name of Registrant as Specified in its Charter)

Commission File No.: 0-54856

Delaware	98-0573566
(State of Incorporation)	(I.R.S. Employer Identification No.)

22 Shacham Street. P.O.B. 8324 Petach Tikva, Israel	4918103
(Address of Principal Executive Offices)	(ZIP Code)

Registrant’s Telephone Number, including area code: 972 (0) 3-758-2657

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into A Material Definitive Agreement

On December 17, 2015, OWC Pharmaceutical Research Corp. (the “Company”) entered into an Equity Purchase Agreement (the “Purchase Agreement”) and a Registration Rights Agreement (the “Registration Rights Agreement”) with Kodiak Capital Group, LLC (the “Purchaser”) and issued the Purchaser a convertible promissory note in the principal amount of $37,500 (the “Note”). Under the Purchase Agreement, the Company shall issue and sell to the Purchaser a number of shares of its common stock, par value $0.00001 per share (“Common Stock”) at a purchase price equal to the Maximum Commitment Amount (as defined in the Purchase Agreement) of $750,000 (the “Put Shares”). In accordance with the Registration Rights Agreement, the Company has agreed to file a registration statement on Form S-1 by January 31, 2016 (the “Registration Statement”) to register for resale the Put Shares of Common Stock that may be issued under the Purchase Agreement and the shares of Common Stock issuable upon conversion of the Note.

Pursuant to the Purchase Agreement, from the date that the Securities and Exchange Commission has declared the Registration Statement effective (the “Effective Date”) until the one year anniversary thereof, the Company has the right to sell, from time to time, up to an aggregate of $750,000 Put Shares of Common Stock to the Purchaser. The Company will control the timing and amount of future sales, if any. The purchase price of the Put Shares will be equal to 70% of the lowest closing bid price of the Common Stock for any trading day during the five consecutive trading days immediately following the date of the Company’s notice to the Purchaser requesting the purchase. There is no minimum amount that the Company may require the Purchaser to purchase at any one time. The Company may not require the Purchaser to purchase Put Shares of Common Stock if such purchase, together with the shares of Common Stock underlying the Note, would result in the Purchaser’s beneficial ownership exceeding 9.99% of the outstanding Common Stock. The Purchase Agreement contains customary representations, warranties, covenants, closing conditions, and indemnification and termination provisions. The Purchaser has covenanted not to cause or engage in any direct or indirect short selling of the Common Stock. The Purchase Agreement may be terminated by the Company at any time at its discretion without any cost to the Company.

The Note does not bear interest, matures on June 17, 2016 (the “Maturity Date”), is convertible into shares of Common Stock, at the holder’s discretion, on the earlier of the Maturity Date or the Effective Date of the Registration Statement, at a conversion price equal to 50% of the lowest daily volume weighted average price of the Common Stock for the thirty trading days ending on the trading day immediately before the relevant conversion date. The Note contains customary events of default, including, among others, the failure by the Company to make a payment when due and failure to file the Registration Statement by January 31, 2016.

The Purchase Agreement, the Registration Rights Agreement and the Note are provided to give investors information regarding the agreements’ respective terms. They are not provided to give investors factual information about the Company or any other parties thereto. In addition, the representations, warranties and covenants contained in the Purchase Agreement and the Registration Rights Agreement were made only for purposes of those agreements and as of specific dates, were solely for the benefit of the parties to those agreements, and may be subject to limitations agreed by the contracting parties, including being qualified by disclosures exchanged between the parties in connection with the execution of such agreements. Investors are not third-party beneficiaries under these agreements and should not view the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company.

The foregoing description of the Purchase Agreement, the Registration Rights Agreement and the Note are qualified in their entirety by reference to the full text of thereof, a copy of each of which is attached hereto as Exhibits 10.9, 10.10 and 10.11, respectively, and each of which is incorporated herein in its entirety by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 hereof is hereby incorporated by reference into this Item 3.02. The sale of securities pursuant to the Purchase Agreement will be exempt from registration pursuant to the provisions of Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. The Investor represented to the Company that it (i) is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act, (ii) is knowledgeable, sophisticated and experienced in making investment decisions of this kind, and (iii) has had adequate access to information about the Company.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.9	Form of Equity Purchase Agreement dated as of December 17, 2015 between the Company and the Investor.

10.10	Form of Registration Rights Agreement dated as of December 17, 2015 between the Company and the Investor.

10.11	Form of Promissory Note dated as of December 17, 2015 made by the Company in favor of the Investor.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OWC Pharmaceutical Research Corp.

December 23, 2015	By:	/s/ Mordechai Bignoitz
Mordechai Bignitz
Chief Executive Officer
(Principal Executive Officer)